EXHIBIT 23.1

February 13, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of Guardianlink. on Form S-1 of our audit report dated April 4, 2014 relating to the accompanying balance sheets as of December 31, 2013 and 2012 and the related statements of operations, stockholders' equity(deficit), and cash flows for the period from inception (May 11, 2012) through December 31, 2013, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC
Henderson, NV
January 26, 2015